Exhibit 99.1

NANOGEN AND SPECTRAL ANNOUNCE

RAPID CARDIAC DIAGNOSTIC TEST AGREEMENT

Contacts:

Nanogen Inc.
Robert Saltmarsh	Pam Lord
Chief Financial Officer	Atkins + Associates
Nanogen, Inc.	Media & Investor Relations
858-410-4600	858-527-3497
rsaltmarsh@nanogen.com	plord@irpr.com

Spectral Diagnostics Inc.
Dr. Paul Walker	Tony Businskas
Chief Executive Officer	Chief Financial Officer
(416) 626-3233, Ext. 296	(416) 626-3233, Ext. 364
pwalker@spectraldx.com	tbusinskas@spectraldx.com

SAN DIEGO, CA and TORONTO, ON – December 20, 2005 – Nanogen, Inc. (Nasdaq: NGEN), and Spectral Diagnostics Inc. (TSX: SDI) today announced the signing of a definitive agreement whereby Nanogen will acquire Spectral’s rapid cardiac immunoassay test business, including the cardiac STATus, Decision Point™ and i-Lynx™ product lines. Nanogen will assume related sales, marketing and manufacturing activities. The transaction is expected to close during the first quarter of 2006 and is subject to approval by Spectral’s shareholders and other customary closing conditions. The total consideration for the transaction is CDN$9 million, comprised of CDN$5.65 million in cash and CDN$3.35 million in Nanogen common shares.

“We are excited about acquiring the Spectral cardiac test business. This acquisition is part of our continuing strategy to acquire product lines and businesses to complement and accelerate our growth strategy to become a leading advanced diagnostics company,” said David Ludvigson, Nanogen’s president and chief operating officer. “The Spectral point-of-care products are noted for their quality and, when combined with our StatusFirst™ congestive heart failure test, will significantly expand our offering and market position for the rapid diagnosis of cardiac conditions.”

“We are very pleased with this agreement. It will significantly improve Spectral’s financial position and enable us to move quickly to successful commercialization of our unique EAA Sepsis assay and West Nile products. We will also maintain our proprietary reagent business, highlighted by the Company’s single chain Troponin I products,” stated Dr. Paul Walker, Spectral’s president and chief executive officer. “We expect this transaction to enhance Spectral shareholder value, as we execute on our strategic plans for our new products,” continued Dr. Walker.

About Nanogen, Inc.

Nanogen’s advanced technologies provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents, the NanoChip® electronic microarray platform and a line of rapid diagnostic tests. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biowarfare applications. For additional information please visit Nanogen’s website at www.nanogen.com.

About Spectral Diagnostics, Inc.

Spectral is a developer of innovative technologies for comprehensive disease management. Spectral provides accurate and timely information to clinicians enabling the early initiation of appropriate and targeted therapy. Spectral’s common shares are listed on The Toronto Stock Exchange: SDI. For additional information please visit Spectral’s website at www.spectraldx.com.

Spectral management will hold a corporate update teleconference call for its investors today at 10:00 a.m. EST. The call-in information is: Local International Dial In: (416) 642-5213/North American Toll Free: (866) 321-8231.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties, including statements regarding future financial and operating performance. These forward-looking statements are based on current expectations and speak only as of the date hereof. Actual results may differ materially from those set forth in the forward-looking statements, as a result of various factors and uncertainties, including whether Spectral’s shareholders will approve the transaction, whether the integration of the Rapid Cardiac Diagnostic business will be accomplished in an efficient and effective manner, whether the transition to Nanogen of Spectral products and customers for manufacture and marketing purposes will be successful, whether former employees of Spectral can be retained by Nanogen, uncertainty concerning the scope of intellectual property related to the biological markers and product platforms used for rapid immunodiagnostic assays employing lateral flow technology, whether rapid diagnostic technology will be successfully commercialized, whether patents owned or licensed by Nanogen or Spectral will be developed into products, whether the patents owned by Nanogen or Spectral offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, and whether unforeseen problems may impact the timing of planned product launches and other risks and uncertainties discussed in the case of Nanogen under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission and in the case of Spectral under the caption “Risk Factors” and elsewhere in Spectral’s Annual Information Form most recently filed with the Canadian securities regulatory authorities. These forward-looking statements speak only as of the date hereof. Nanogen and Spectral disclaim any intent or obligation to update these forward-looking statements.